Exhibit 99.1

FOR FURTHER INFORMATION:	RE:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn	Winnie Lerner/Jessica Liddell
President & CEO	(212) 371-5999
(410) 224-1483

FTI CONSULTING TO ACQUIRE CAMBIO HEALTH SOLUTIONS

Acquisition Expands FTI’s Health Care Domain Expertise

ANNAPOLIS, MD, May 24, 2005—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic/litigation/ technology, and economic consulting, today announced that it has entered into a definitive agreement to acquire the assets of privately-held Cambio Health Solutions, LLC. The acquisition, which is valued at approximately $43.0 million, is subject to customary closing conditions and is expected to be completed by May 31, 2005.

Cambio Health Solutions is a leading provider of change management solutions for hospital and health systems. It provides strategic, operational and turnaround management consulting services to improve the operational efficiency and financial performance of its clients which include academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. Cambio was founded in 1989 and is based in Nashville, Tennessee.

Commenting on the acquisition, Jack Dunn, FTI’s president and chief executive officer, said, “Cambio represents yet another important step in our commitment to deepen our domain expertise in selected industries. The addition of Cambio enables us to expand our activities in the burgeoning healthcare and life sciences industry, enabling us to provide a full range of coordinated, end-to-end, consulting resources from all three of our business segments as well as our senior investment bankers in FTI Capital Advisors. Cambio will be integrated into FTI’s corporate finance/restructuring practice under the name FTI Cambio Health Solutions.”

Thomas Singleton, president of Cambio, said, “FTI Consulting is an ideal partner for Cambio. Similar to FTI, our senior professionals are respected leaders in their fields prior to becoming consultants, and distinguish themselves competitively by bringing real life experience to bear on our clients’ situations. We believe our expertise in managing sustainable turnarounds within the medical systems industry will integrate well with FTI’s growing healthcare and life science practice, and we are looking forward to the opportunity.”

The purchase price comprises approximately $30.0 million of cash plus $13.0 million in shares of FTI common stock, or approximately four times estimated pro forma earnings before interest, taxes, depreciation and amortization for Cambio’s unaudited trailing twelve months ended March 31, 2005. Cambio had revenues for such period of approximately $29.0 million. The cash portion of the purchase price will be financed by FTI from cash on hand. Assuming completion by May 31, 2005, the acquisition is forecasted to generate revenues for the seven month period through December 31, 2005 of approximately $18.0 million with operating income of approximately $6.0 million, and be accretive to FTI’s earnings per share for 2005 by approximately $0.05 per share, net of the effect of rapid amortization of intangible assets.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic/litigation/ technology consulting, and economic consulting. Located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs, CFEs, and technologists who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.